Exhibit 10.4

Brightview HOLDINGS, INC.

RETENTION AWARD AGREEMENT

(Cash and RSU Award)

THIS RETENTION AWARD AGREEMENT (this “Agreement”), is made effective as of the date set forth on the Company signature page (the “Signature Page”) attached hereto (the “Date of Grant”), by and between BrightView Holdings, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and the participant identified on the Signature Page attached hereto (“Participant”). Unless otherwise defined herein, capitalized terms used in this Agreement shall have the same meaning as in the BrightView Holdings, Inc. 2018 Omnibus Incentive Plan (the “Plan”).

R E C I T A L S:

WHEREAS, to incentivize Participant to continue employment with the Company, the Company desires to offer Participant the opportunity to earn a retention bonus, consisting of a cash award and an award of Restricted Stock Units granted under the Plan.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.
Cash Award.
(a)
Effective as of the Date of Grant, Participant shall be entitled to a cash retention bonus in the amount set forth on the Signature Page attached hereto (the “Cash Award”), subject to the terms and conditions of this Agreement.
(b)
The Cash Award shall vest and become nonforfeitable in accordance with Schedule I and the Appendix: Vesting Schedule attached hereto.
(c)
If Participant’s employment or service with the Company Group is terminated at any time, the unvested portion of the Cash Award shall automatically and immediately be forfeited and canceled (after giving effect to any acceleration of vesting or other terms set forth in Schedule I attached hereto).
2.
RSU Award.
(a)
Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement and effective as of the Date of Grant, the Company hereby grants the number of Restricted Stock Units set forth on the Signature Page attached hereto (the “RSU Award” and together with the Cash Award, the “Retention Award”).
(b)
The RSU Award shall vest and become nonforfeitable in accordance with Schedule I and the Appendix: Vesting Schedule attached hereto.
(c)
If Participant’s employment or service with the Company Group is terminated at any time, the unvested portion of the RSU Award shall automatically and immediately be forfeited and canceled (after giving effect to any acceleration of vesting or other terms set forth in Schedule I attached hereto).

3.
Settlement of Retention Award.
(a)
Any vested Retention Award which has become vested in accordance with this Agreement shall be settled as soon as reasonably practicable (and in no event more than thirty (30) days) following the applicable vesting date.
(b)
Upon the settlement of the vested portion of the RSU Award, the Company shall pay to Participant an amount equal to one share of Common Stock (a “Share”) for each vested Restricted Stock Unit. As determined by the Committee, the Company shall pay such amount in (x) cash, (y) Shares or (z) any combination thereof. Any fractional Shares may be settled in cash.
(c)
Upon the settlement of the vested portion of the Cash Award, the Company shall pay to Participant a cash payment equal to the amount of the Cash Award vesting on the applicable vesting date.
(d)
Notwithstanding anything in this Agreement to the contrary, the Company shall not have any obligation to issue or transfer any Shares or pay or deliver any cash as contemplated by this Agreement unless and until such issuance or transfer or payment or delivery complies with all relevant provisions of law. As a condition to the settlement of any portion of the Retention Award evidenced by this Agreement, Participant may be required to deliver certain documentation to the Company.
4.
Restrictive Covenants.
(a)
Restrictive Covenants. Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company Group, that Participant will be allowed access to confidential and proprietary information (including, but not limited to, trade secrets) about those businesses, as well as access to the prospective and actual customers, suppliers, investors, clients and partners involved in those businesses and the goodwill associated with the Company Group and accordingly agrees, in Participant’s capacity as an investor and equity holder in the Company, to the provisions of Appendix A to this Agreement (the “Restrictive Covenants”). Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the Restrictive Covenants would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to forfeit without payment any outstanding Shares subject to this Agreement and otherwise cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between Participant and the Company Group. For purposes of this Agreement, “Restrictive Covenant Violation” shall include Participant’s breach of any of the Restrictive Covenants or any similar provision applicable to Participant.
(b)
Repayment of Proceeds. If a Restrictive Covenant Violation occurs, Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within ten (10) business days of the Company’s request to Participant therefor, an amount equal to the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Participant received either in cash or in Shares in respect of the settlement of the Retention Award, or upon the sale or other disposition of, or dividends or distributions in respect of, Shares received upon the settlement of the RSU Award.

5.
Limits on Cash Award Obligations. No interest shall accrue or otherwise be due in the event the Company delays the payment upon settlement of the Cash Award beyond the applicable payment date for administrative reasons. Any delay shall be in accordance with the requirements of Section 15. However, the Company shall not be liable to the Participant or any successor in interest for damages relating to any delays in paying the cash to the Participant or any successor in interest, or any mistakes or errors in the delivery or payment of cash amounts payable under this Agreement.
6.
Book Entry; Certificates. Upon the settlement of any portion of the RSU Award in Shares pursuant to this Agreement, the Company shall recognize Participant’s ownership of such Shares through uncertificated book entry. If elected by the Company, certificates evidencing the Shares may be issued by the Company and any such certificates shall be registered in Participant’s name on the stock transfer books of the Company promptly after the date hereof, but shall remain in the physical custody of the Company or its designee at all times prior to the later of (a) the settlement of any portion of the RSU Award pursuant to this Agreement and (b) the expiration of any transfer restrictions set forth in this Agreement or otherwise applicable to the Shares. As soon as practicable following such time, any certificates for the Shares shall be delivered to Participant or to Participant’s legal guardian or representative along with the stock powers relating thereto. However, the Company shall not be liable to Participant for damages relating to any delays in issuing the certificates (if any) to Participant, any loss by Participant of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.
7.
Legend. To the extent applicable, all book entries (or certificates, if any) representing the Shares delivered to Participant as contemplated by Section 6 above shall be subject to the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Company may cause notations to be made next to the book entries (or a legend or legends put on certificates, if any) to make appropriate reference to such restrictions. Any such book entry notations (or legends on certificates, if any) shall include a description to the effect of the restrictions set forth in Sections 2 and 9 hereof.
8.
No Right to Continued Employment or Service. Neither the Plan nor this Agreement nor Participant’s receipt of the Retention Award hereunder shall impose any obligation on the Company or any Affiliate to continue the employment or engagement of Participant. Further, the Company or any Affiliate (as applicable) may at any time terminate the employment or engagement of Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein.
9.
Assignment Restrictions.
(a)
The Retention Award may not be Assigned and any such purported Assignment shall be void and unenforceable against the Company or any Affiliate; provided, that the designation of a beneficiary shall not constitute an Assignment.
(b)
“Assign” or “Assignment” shall mean (in either the noun or the verb form, including with respect to the verb form, all conjugations thereof within their correlative meanings) with respect to any security, the gift, sale, assignment, transfer, pledge, hypothecation or other disposition (whether for or without consideration, whether directly or indirectly, and whether voluntary, involuntary or by operation of law) of such security or any interest therein.
10.
Withholding. Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Retention Award, the vesting or settlement or any payment or transfer with respect to the Retention Award at the minimum applicable statutory rates, and to take such action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes. The Committee may, in its sole discretion, permit Participant to satisfy such withholding tax obligations, in whole or in part, by delivering Shares, including Shares received upon settlement of the RSU Award pursuant to this Agreement.
11.
Securities Laws; Cooperation. Upon the vesting of any unvested portion of the Retention Award, Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws, this Agreement, or with respect to the RSU Award, the Plan. Participant further agrees to cooperate with the Company in taking any action reasonably necessary or advisable to consummate the transactions contemplated by this Agreement.
12.
Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
13.
Choice of Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. Any suit, action or proceeding with respect to this Agreement (or any provision incorporated by reference), or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of New York or the State of Delaware, and each of Participant, the Company, and any transferees who hold an interest in the Retention Award pursuant to a valid Assignment, hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment. Each of Participant, the Company, and any transferees who hold an interest in the Retention Award pursuant to a valid Assignment hereby irrevocably waives (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware or the State of New York, (b) any claim that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum and (c) any right to a jury trial.
14.
RSU Award Subject to Plan; Amendment. By entering into this Agreement, Participant agrees and acknowledges that Participant has received and read a copy of the Plan. The RSU Award granted hereunder is subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, but no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall materially adversely affect the rights of Participant hereunder without the consent of Participant.
15.
Section 409A. This Agreement is intended to be exempt from or otherwise comply with the provisions of Section 409A of the Code and should be interpreted accordingly. For purposes of Section 409A of the Code, any installment payments hereunder shall constitute a series of separate payments. Nonetheless, the Company does not guarantee the tax treatment of the Retention Award.
16.
Unfunded Obligation. The contingent right to receive the Retention Award set forth in this Agreement is an unfunded and unsecured obligation of the Company, and such right is no greater than the right of an unsecured general creditor of the Company.

17.
Entire Agreement. This Agreement, together with the Plan, contains the entire agreement with respect to the Retention Award and supersedes and invalidates all of our prior or contemporaneous oral or written agreements and understandings with respect to the Retention Award. Any representations, inducements, promises or agreements, oral or otherwise relating to the Retention Award, which are not embodied herein will not be of any force or effect.
18.
Electronic Delivery and Acceptance. This Agreement may be executed electronically and in counterparts. The Company may, in its sole discretion, decide to deliver any documents related to the Plan or this Agreement by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
19.
Acceptance and Agreement by Participant; Forfeiture upon Failure to Accept. The grant of the Retention Award hereunder will lapse ninety (90) days from the Date of Grant, and the Retention Award granted hereunder will be forfeited on such date if Participant has not accepted this Agreement by such date. For the avoidance of doubt, Participant’s failure to accept this Agreement will not affect Participant’s continuing obligations under any other agreement between the Company and Participant.
20.
No Advice Regarding Retention Award. Notwithstanding anything herein to the contrary, Participant acknowledges and agrees that the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s receipt of the Retention Award, participation in the Plan or Participant’s acquisition or sale of the underlying Shares received upon settlement of the RSU Award. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding this Agreement and participation in the Plan before taking any action related to this Agreement or the Plan.
21.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan or under this Agreement, and on any consideration received upon settlement of the Retention Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
22.
Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other participant in the Plan.

[Signatures on next page.]

IN WITNESS WHEREOF, Participant acknowledges and accepts the terms of this Agreement which shall be effective as of the date set forth below and countersignature by the Company.

Participant

Name:

Dated:

Agreement acknowledged and confirmed:

BrightView Holdings, Inc.

By:	__________________________________
Name: Amanda Orders
Title: Chief Human Resources Officer

Retention Award Details:

Participant Name:
Number of Restricted Stock Units Granted:
Cash Award Amount:

SCHEDULE I

Vesting Terms

23.
Vesting Conditioned on Continued Employment. Except as provided by Section 2 or Section 3 of this Schedule I, the Retention Award granted hereunder will vest in accordance with the schedule set forth on Appendix: Vesting Schedule attached hereto, subject to Participant’s continuous employment with or provision of services to the Company Group through each vesting date set forth in that schedule.
24.
Exception for Death, Disability, or Termination Without Cause. Notwithstanding the provisions of Section 1 of this Schedule I to the contrary, if (i) Participant’s employment or service with the Company Group is terminated due to Participant’s death, (ii) Participant incurs a Disability, or (iii) Participant’s employment or service with the Company Group is terminated by the Company without Cause, the unvested portion of the Retention Award will fully vest as of the date of such death, Disability, or termination of employment or service without Cause.
25.
Exception for a Change in Control. Notwithstanding the provisions of Section 1 of this Schedule I to the contrary, in the event of a Change in Control prior to the Retention Award becoming fully vested and the Retention Award is not assumed, converted or replaced by the resulting entity in the Change in Control, the unvested portion of the Retention Award will fully vest immediately prior to the Change in Control Date.
26.
Definitions. For purposes of this Schedule I, the following terms shall have the following meanings:
(a)
“Change in Control Date” shall mean the date that a Change in Control is consummated.
(b)
“Disability” means an event which results in Participant (i) being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company Group.

APPENDIX: VESTING SCHEDULE

Vesting Date	Portion of Retention Award that Vests
June 1, 2024	50%
December 1, 2024	50%

APPENDIX A

Restrictive Covenants

27.
Generally. If Participant’s final place of employment is in the State of California, the covenants contained in Section 2(a)(i) and 2(a)(ii)(A) below will not apply.
28.
Non-Competition; Non-Solicitation.
(a)
Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Subsidiaries and accordingly agrees as follows:
(i)
Non-Compete. For the period of one (1) year after the date on which Participant’s employment or service to the Company Group (as defined below) is terminated for any reason, Participant shall not, within the Geographic Area (as defined below), directly or indirectly own, manage, operate, finance, or be connected as an officer, director, employee, partner, agent or consultant with any business or enterprise which, directly or through an affiliated subsidiary organization, provides services or performs any business activities that are competitive with the business, activities, products or services of the type conducted, authorized, offered, or provided by the Company or any of its direct or indirect Subsidiaries (collectively, the “Company Group”) as of the date of such termination, or with respect to which the Company Group has spent significant time or resources analyzing for the purposes of assessing expansion opportunities by the Company Group, during the twenty-four (24) month period prior to the date of termination (a “Competitive Business”). For purposes of this Agreement, the term “Geographic Area” means any state in which any member of the Company Group is maintaining a business office as of the date on which Participant’s employment or service is terminated.
(ii)
Non-Solicit. For the period of one (1) year after the date on which Participant’s employment or service to the Company Group is terminated for any reason, Participant will not, either directly or indirectly:
(A)
call on or solicit any person, firm, corporation or other entity who or which at the time of such termination was, or within one year prior thereto had been, a customer or provider of the Company Group within the Geographic Area in connection with any of the business activities referred to above; or
(B)
solicit the employment of any person who was employed by the Company Group on a full or part time basis as of the date of such termination unless such person was involuntarily discharged or voluntarily left his or her employment relationship prior to Participant’s termination of employment.
(iii)
Remedies. Participant acknowledges that the provisions set forth in this Appendix A are reasonable and necessary to protect the legitimate interests of the Company or its direct or indirect Subsidiaries, and that a violation of any of those provisions will cause irreparable harm to the Company Group. Participant acknowledges that any member of the Company Group may seek injunctive relief for Participant’s violation of such provisions. Participant represents that Participant’s experience and capabilities are such that the provisions contained in this Appendix A will not prevent Participant from obtaining employment or otherwise earning a living at the same general level of economic benefit as earned with the Company Group. In the event that any of the provisions of this Agreement should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then the affected provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

(iv)
Assignment. The rights and protections of the Company hereunder shall extend and may be assigned to any successors of any member of the Company Group.
(v)
Similar Provisions. Participant acknowledges that any other agreement between Participant and the Company or its direct or indirect Subsidiaries that contains restrictive covenants shall not be superseded by this Agreement, shall remain in full force and effect in accordance with its terms, and such restrictive covenants shall be in addition to, and not superseded by, the provisions of this Appendix A to the extent the provisions of this Appendix A are applicable to Participant.